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Exhibit 10.9

EMPLOYMENT OFFER

April 25, 2002

Sandeep Pombra

Subject: Employment Offer

Dear Sandeep,

I am pleased to offer you employment as CTO, Echo and DSP Network Products, reporting directly to me. This offer is contingent upon the approval of Ditech's Board of Directors—Compensation Committee.

Your compensation package consists of the following:

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Annual Base salary of $180,000.

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Eligibility for a Management Bonus of up to $45,000. The bonus is broken down as follows:
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  $20,000 based on attainment of corporate performance objectives. There will be no payment made for FY 03 corporate performance.

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  $25,000 based on attainment of individual performance objectives. The Management Bonus program in general, and your bonus in particular, are subject to change, including elimination of the program, at the sole discretion of the Company. Bonus will be earned and paid pro-rata at the end of each fiscal quarter. This bonus will be guaranteed for the first year of your employment only. Payment will be made pro-rata over the year and paid on the fiscal quarters. You must be employed by Ditech as an active employee on the last day of said quarter in order to earn a bonus for that quarter.

Subject to the approval of the Company's Board of Directors or its Compensation Committee, you will be granted stock options to purchase 150,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is approved by Ditech's Board of Directors. The option will be subject to the terms and conditions applicable to options granted under Ditech's 2000 Non-Qualified Stock Plan, as described in that Plan and the applicable stock option agreement. The option will be immediately exercisable and are Non-qualified options. The purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares. Vesting breakdown is as follows:

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    For the first 100,000 shares, you will vest in 25% of the option shares after 12 months of continuous service and the balance will vest in monthly installments over the next 36 months

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    50,000 shares are targeted on specific goals/milestone completion. The option would vest up to 25,000 shares per year if the milestones for each year are fully achieved. Further details would be provided in your stock option agreement.

The company will employ you on an "at will" basis, described below. However, if the company terminates your employment for any reason other than cause during your first year of service only, then the Company will continue to pay your base salary for six months from the notification of intent to separate. "Cause" means (i) gross negligence or willful misconduct in the performance of your duties; (ii) failure to perform your duties, after reasonable notice and opportunity to cure any such failure; (iii) commission of any act of fraud; or (iv) conviction of a felony or a crime involving moral turpitude causing actual or potential harm to the business of the company. This severance benefit will be in lieu of any other severance policy of general application to company employees. After the first year, you will only be entitled to severance under any severance policy of general application, if any. The same salary continuation period will be credited as continuous service for purposes of the stock options described. However, the maximum vesting continuation is capped at one year from start date and the minimum vesting continuation is up to one year from date of hire. The applicability of this is described above, based on termination of employment for any reason other than cause (see definition of "cause" above), and applicable to your first year of service only. This paragraph will not apply unless you (a) have executed a general release (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have agreed not to prosecute any legal action for other proceedings based on those claims. This paragraph is subject to Board approval. The normal exercise period for stock options pursuant to the plan is 90 days from date of termination.

Executive compensation is reviewed at the beginning of our fiscal year on May 1st.

Your benefit package with Ditech Communications Corporation will include Health insurance coverage (with partial premium due if for family coverage) beginning the first of the month after date of employment, Life and Long Term Disability insurance with option for additional coverage, Flexible Spending Program participation, Employee Stock Purchase Program (ESPP) and 401(k) participation. Eligibility for 401(k) is effective after 90 days of employment. ESPP contribution period begins June 1, 2002.

Your employment with Ditech Communications Corporation is at-will. This means that either you or the company may terminate the employment relationship at any time, with or without cause, and with or without prior notice. This at-will provision is only subject to change in a writing signed by the CEO of the company. You will be asked to sign the statement of your acceptance and a confidentiality agreement when you report to work.

This offer letter constitutes the entire terms of the offer of employment with the company, and supersedes all prior negotiations and agreements, whether written or oral, relating to the subject matter of the offer.

I look forward to working with you and having you as a part of our valuable and dynamic team! Please indicate your acceptance by signing and returning this letter by April 30, 2002. You may fax your acceptance to (650) 564-9593. We anticipate your start to begin May 7, 2002.

Sincerely,	Accepted by:

/s/ TIMOTHY K. MONTGOMERY Timothy K. Montgomery President and CEO	/s/ SANDEEP POMBRA Sandeep Pombra	April 30, 2002 Date

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  Exhibit 10.9